Exhibit 99.1

For immediate release:  Wednesday, March 29, 2006, Deerfield Beach, FL

Interactive Brand Development Subsidiary, iBill to Outsource Payment Processing

Interactive Brand Development, Inc. (OTCBB: IBDI) announced today, that its wholly-owned subsidiary, Internet Billing Company, LLC (iBill) will begin outsourcing its on-line payment processing to etelegate.com, an unrelated third party processor.

The decision came as a response to iBill’s desire to provide its clients with the newest advances in on-line payment processing. etelegate’s gateway should facilitate this new level of  performance.  Based on the terms and conditions of the agreement, the Company will earn a percentage of net revenue generated by all existing iBill accounts and any future referrals.. Client services will remain with iBill while etelegate will handle the actual transaction processing.

Steve Markley, CEO of  IBDI stated that, “iBill’s current payment processing software is eight years old. This decision should allow our clients to utilize the newest, cutting edge technology with a new interface.”

The migration to the new system is scheduled to begin this week. Once completed, it will allow IBDI to utilize its resources in more efficient and profitable ways.

“This change helps us align our operations to our current business plan and enables us to continue building a presence as a sales, marketing and media company”, said Gary Spaniak, President of IBDI.

About Interactive Brand Development, Inc:

Interactive Brand Development, Inc. (OTCBB: IBDI) is a sales, marketing and media company that owns interests in online and offline media properties. IBDI handles sales and marketing, as well as client services for online payment processing and manages consumer databases through its wholly owned subsidiary; Internet Billing Company, LLC. IBDI owns a minority interest in Penthouse Media Group (PMG), publisher of Penthouse Magazine, a brand-driven global entertainment business founded in 1965 by Robert C. Guccione. PMG’s flagship PENTHOUSE ™ brand is one of the most recognized consumer brands in the world and is widely identified with premium entertainment for adult audiences. IBDI also has a minority ownership in Interactive Television Networks, Inc. (OTCBB: ITVN), a provider of proprietary interactive content networks delivered to the television over home broadband. ITVN manufactures a low-cost, compact set-top-box that links the home television to IPTV networks and services without the need for a personal computer.

Media contact – Tom Catterson, Director of Public Relations

Email Address: tcatterson@ibill.com

Phone Number: (954) 363-4726

About etelegate:

As an international payment processor, etelegate.com is engaged in “High Risk” Online Payment Processing. The company specializes in issuing offshore merchant accounts and processing online transactions for both Internet and traditional businesses around the globe.

Contact: Vicki Stenson

Email Address: Vicki@etelegate.com

Phone Number: 800-923-8168

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Additional information concerning these statements and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.